Exhibit 10.5

AMENDED AND RESTATED PERSONAL BRAND SERVICES AND

SPOKESPERSON/CO-FOUNDER

MASTER AGREEMENT

This Amended and Restated Personal Brand Services and Spokesperson/Co-Founder Master Agreement (this “Amended and Restated Agreement”) is made and entered into as of June 10, 2025 (the “Amended and Restated Effective Date”), by and between [***] f/s/o Jennifer Garner (together, “Spokesperson”) and Once Upon a Farm, PBC, a Delaware public benefit corporation (the “Company”), and sets forth all of the material terms upon which Spokesperson shall serve as the Company’s co-founder. Spokesperson and the Company shall be referred to as the “Parties” and each a “Party”.

RECITALS

WHEREAS, the Company and Spokesperson previously entered into that certain Confidential Personal Brand Services and Spokesperson/Co-Founder Master Agreement by and between Once Upon a Farm, PBC, a Delaware public benefit corporation, as successor-in-interest to Once Upon a Farm, LLC and Spokesperson dated as of September 7, 2017, as amended by that certain First Amendment to the Confidential Personal Brand Services and Spokesperson/Co-Founder Engagement Master Agreement dated as of November 15, 2022 and that certain Second Amendment to the Confidential Personal Brand Services and Spokesperson/Co-Founder Engagement Master Agreement dated as of January 18, 2025 (collectively, the “Original Agreement”);

WHEREAS, the Company is in the business of creating, marketing, publicizing, advertising, promoting, distributing, and selling healthy and wholesome food and/or beverage products to children and families under its ONCE UPON A FARM® brand (the “Products”);

WHEREAS, Spokesperson is a so-called “loan-out” corporation of Jennifer Garner and Jennifer Garner previously executed a binding inducement upon which the Company has relied upon attached hereto as Exhibit A, granting all rights to, and guaranteeing performance of, [***], to ensure compliance with all obligations under this Agreement, including those arising in Jennifer Garner’s personal capacity as set forth herein;

WHEREAS, pursuant to negotiations, diligence and agreement of the Parties, the Parties wish for Spokesperson to remain a “Co-Founder” of the Company, including through her Personal Services (as defined herein) hereunder, which shall be compensated in accordance with Sections 4 through 5 below and other terms and provisions herein; and

WHEREAS, the Company and Spokesperson desire to amend and restate the Original Agreement as provided herein, effective as of the Amended and Restated Effective Date.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Term. The “Term” of this Amended and Restated Agreement, including Spokesperson’s Personal Services (as defined below), shall expire on December 15, 2028.

2. Name, Face and Likeness Rights.

(a) Spokesperson and Jennifer Garner represent and warrant to the Company that Jennifer Garner exclusively owns all right, title, and interest throughout the Universe (the “Territory”) in and to all personal, unregistered, or common law rights in and to Jennifer Garner’s name, likeness, endorsement, nickname, initials, autograph, voice, and/or any other related endorsement quality, as well as all statutory rights arising from United States Trademark Registration No. 2,973,826, and all rights arising from or related to any of the foregoing, subject to the senior rights, if any, of any other person named “Jennifer Garner” (the “NFL Rights”). The Parties acknowledge and agree that the “Farmer Jen” character used by the Company in connection with the advertising and promotion of its Products constitutes an embodiment of certain of the NFL Rights licensed hereunder. As such, the Company’s use of the “Farmer Jen” character shall be subject to the terms of this Section 2.

(b) Subject to the terms of Section 2(f) below, Spokesperson hereby grants the Company, during the Term, a non-exclusive, non-transferable, royalty-free, fully paid worldwide right and license to use the NFL Rights in all forms of media now or hereinafter existing in connection with the advertisement, promotion, labeling, marketing, franchise, and sale of the Company’s brand or Products, file applications for copyright, trademark, domain name, and other similar registrations and obtain such registrations involving the NFL Rights in connection with the Products, in all cases subject to Spokesperson’s input and approval. Absent Spokesperson’s prior approval, the Parties will not seek to register her name as part of any URL. The media plan for any advertising or marketing campaign involving the use of the NFL Rights, including any advertising, marketing or other print, audio, digital, outdoor, direct mail or point-of-sale materials produced by or on behalf of the Company (or any of its permitted sublicensees) incorporating or otherwise referencing the NFL Rights, shall be subject to Spokesperson’s prior written approval in her sole discretion, which consent or approval shall be timely made.

(c) Spokesperson has not granted to any other party any rights to use any part of the NFL Rights in such fashion as to diminish or bring into question the rights granted to the Company hereunder. Spokesperson represents and warrants to the Company that, as of the date hereof, she has the power and authority to license the NFL Rights on the terms and conditions set forth in this Amended and Restated Agreement.

(d) Subject to Section 2(f) below, Spokesperson grants the Company the non-exclusive right and license for one (1) year immediately following the expiration of the Term to publicly include Spokesperson’s name, only on the Company’s website, solely in the description of the Company’s founding, provided such reference is accompanied by equally prominent references to each of the Company’s founders, and provided further that such reference shall be subject to Spokesperson’s reasonable approval. Nothing in this sub-section shall in any way prevent the Company from truthfully responding to or discharging its legal or regulatory obligations, including in connection with any regulatory, investor, accounting, or similar disclosure.

(e) All goodwill arising in connection with the foregoing license of the NFL Rights shall inure to the benefit of Spokesperson.

(f) The Parties agree that Spokesperson shall have the right of prior written approval as to any application or design of any use of her NFL Rights (e.g., where, when, size, general creative concepts, layouts, photos (including retouching), hair/makeup/wardrobe “look” and personnel, photographers, directors, scripts, copy, footage, earned media, types of usage, etc.), which consent or disapproval shall be timely made and not unreasonably withheld.

3. Spokesperson’s Title, Personal Services and Service Days.

(a) Subject to the terms of this Amended and Restated Agreement, the Company engages Spokesperson, and Spokesperson accepts such engagement during the Term, with the title of Co-Founder and Farmer Jen during the Term. Spokesperson agrees to perform the duties and services incident to that position as described below.

(b) Spokesperson shall perform her obligations under this Amended and Restated Agreement, including without limitation, providing the Company with the NFL Rights and Service Days (“Personal Services”). Spokesperson will report to the Chief Executive Officer (“CEO”) of the Company unless otherwise mutually agreed between the Parties.

(c) Spokesperson will use good faith efforts to be available for communications with the Company’s CEO regarding the content and performance of her Personal Services, and Spokesperson (or her representatives) will use good faith efforts to communicate and respond to the Company regarding her availability and scheduling of Personal Services upon the Company’s request (each day on which Personal Services are rendered, a “Service Day”). The Parties will coordinate Spokesperson’s Service Days all subject to Spokesperson’s professional availability and Spokesperson’s reasonable approval of dates, times and locations. Telephonic availability may suffice where Spokesperson’s schedule requires.

(d) During the Term, Spokesperson shall perform the following services for the Company on Service Days as set forth below, the specific timing and content of which (and other relevant details) are subject to (i) mutual approval (including substitution of specific Service Day activities), which approval shall not be unreasonably withheld, (ii) Spokesperson’s professional availability and (iii) the other terms of this Amended and Restated Agreement:

(i) One (1) photo / video shoot per year (each, a “Shoot”) at a date, time and place mutually agreed upon by the Parties for the purpose of the creation of content for a brand campaign during such year, in accordance with the terms and conditions of this Amended and Restated Agreement; provided, that the Parties acknowledge and agree that at least one (1) Shoot during the Term will be for the purpose of creating a brand campaign commercial (the “Commercial Shoot”).

(ii) Six (6) sales calls per year with certain major retailers as specified by the Company (each, a “Sales Call”).

(iii) One (1) appearance per year at a nationally recognized trade show.

(iv) Ten (10) social media posts per year, of which five (5) shall be main frame posts and five (5) will be in the form of short videos (i.e. “stories”) (the “Social Media Posts”) on Spokesperson’s personal social media accounts, to the extent maintained (cross channel, to the extent she is currently active in that channel).

(v) Five (5) days throughout the Term for a potential initial public offering road show, public bell-ringing ceremony and related media interviews (once during the Term, and only if the Company, in its sole discretion, elects to effect the initial listing of its equity securities on Nasdaq, the New York Stock Exchange, or NYSE American, through an initial public offering, direct listing or SPAC transaction, each such day of services, an “IPO Event”). The Company shall consult with Spokesperson prior to scheduling each IPO Event and use good faith efforts to accommodate Spokesperson’s personal availability. Spokesperson shall have the right to review and comment on any registration statement and any amendments and supplements thereto at least three (3) Business Days prior to the filing thereof with the U.S. Securities and Exchange Commission.

(vi) Other reasonable and similar requests on a case-by-case basis subject to Spokesperson’s approval in her sole discretion (e.g., as to the types of activities, size of audience, invitees, media, etc.), but in any event not more than three (3) additional Service Days.

(e) The Company shall comply with any Screen Actor Guild (“SAG”) requirements for materials produced hereunder that are regulated under SAG’s collective bargaining agreement.

(f) Spokesperson shall have the first right to provide all voiceovers for the Company. Spokesperson may provide such voiceovers in her sole discretion and for no additional consideration, provided, that the Company shall bear any costs associated with the provision of Spokesperson’s voiceover services, including any travel by Spokesperson required in connection with such voiceover services.

(g) The Company shall bear certain costs and expenses incurred by Spokesperson in connection with her performance of the Personal Services, as mutually agreed by the Parties.

4. Previously Granted Cash Incentive and Awards.

(a) In consideration of Spokesperson’s performance of her obligations, and in addition to the awards previously granted, the Company granted Spokesperson the right to receive additional cash compensation tied to the valuation of the Company in a sale, IPO Event, or other recapitalization transaction, occurring on or before November 15, 2026 (the “Cash Award Deadline”), as compared to the Series D Preferred Stock financing price of $183.03 per share as set forth below. If the price per share in a transaction hits a minimum of 2X the Series D Preferred Stock financing price, Spokesperson will be eligible for a cash payment equal to the greater of (a) $2,000,000 or (b) 1.30% multiplied by the incremental valuation difference between the transaction and 2X the Series D price per share. In the event that a transaction does not occur by the Cash Award Deadline, the valuation for the calculation will be assumed to be at 4X trailing 12-month GAAP net revenues as of the Cash Award Deadline.

(b) In consideration of Spokesperson’s performance of her obligations, and in addition to the cash incentive described in Section 4(a) and the Cash Compensation described in Section 5 below, the Company previously granted to Spokesperson (i) on November 15, 2022, the option to purchase 25,065 shares of Common Stock pursuant to the terms of a Stock Option Award Agreement, by and between the Company and the Spokesperson and (ii) on December 26, 2024, the option to purchase 20,136 shares of Common Stock pursuant to the terms of a Stock Option Award Agreement, by and between the Company and the Spokesperson.

5. Cash Compensation. In addition to the awards previously granted and the cash incentive described in Section 4 above, Spokesperson shall be paid the following cash payments by wire transfer of immediately available funds to a bank account to be designated in writing by Spokesperson:

•	$1 million, paid on January 31, 2025

•	$2 million, paid on January 31, 2026

•	$2 million, paid on January 31, 2027

•	$3 million, paid on January 31, 2028

Except as set forth in the following sentence, these cash payments shall be subject to Spokesperson’s continued performance of services under this Amended and Restated Agreement through the applicable payment date. These cash payments shall be accelerated in full in the event of (a) an IPO, (b) any Change in Control (as defined in the Plan) or (c) a termination of this Amended and Restated Agreement by the Company other than for Cause (as defined below) or by Spokesperson for Good Reason (as defined below, but excluding for this purpose Section 8(a)(i) and clause (B) of Section 8(a)(iii)).

6. Exclusivity, Confidentiality, Inventions.

(a) During the Term, Spokesperson agrees that Spokesperson shall not license one or more elements of the NFL Rights to any third party for use in connection with the production, manufacture, marketing, sale, promotion, advertising, merchandising or distribution of any Prohibited Products (as defined below) not manufactured, marketed, distributed and/or sold by the Company and/or its affiliates. “Prohibited Products” shall mean:

•	Infant food

•	Child food

•	Tobacco

(b) Notwithstanding anything to the contrary herein, nothing shall limit Spokesperson’s right to appear (i) in any of the entertainment fields or in the entertainment, news or informational portion of any program, film, publication or other production or live event, regardless of the products contained therein (e.g., Spokesperson may appear in a film containing Prohibited Products and/or the media through which such program, film, publication or other production or live event is exhibited), and/or (ii) in connection with the advertising, promotion, merchandising and/or publicity materials therefor, regardless of sponsorship or products or services used therein; provided, however, that Spokesperson shall not directly endorse any Prohibited Products. For the avoidance of doubt, Spokesperson may appear: (i) as a participant or guest at events, regardless of sponsorship (e.g., Spokesperson may participate in charity events and appear on a guest line or “red carpet” containing a backdrop with names of Prohibited Products); and/or (ii) in purely editorial material (e.g., a magazine spread) which uses and/or credits Prohibited Products; and/or (iii) in advertising/promotional materials not for Prohibited Products but which include Prohibited Products. For the further avoidance of doubt, candid paparazzi footage and photographs containing Prohibited Product(s) shall not be deemed a breach hereunder.

(c) Spokesperson has executed and shall abide by the Company’s standard confidentiality, non-disclosure, and inventions agreements attached hereto as Exhibit B and incorporated by this reference into this Agreement as though set forth here in full.

7. Morals Provision. Spokesperson shall not commit any act that, or omit to take any action the omission of which, constitutes a felony involving moral turpitude under applicable federal or state law.

8. Termination.

(a) This Amended and Restated Agreement shall end at the natural expiration of the Term, unless earlier terminated pursuant to Sections 8(a)(i)-(iv) below.

(i) Either Party may terminate this Amended and Restated Agreement upon thirty (30) days advance written notice for any of the following “Good Reasons”: (A) incapacity (for greater than three consecutive months) of Spokesperson, (B) insolvency of the other Party or (C) upon the Parties’ mutual written agreement.

(ii) This Amended and Restated Agreement will be terminated automatically by each Party upon (A) Spokesperson’s death or (B) a lawful order of an arbitrator or judge in accordance with the dispute resolution provisions hereof, each of which will constitute Good Reason.

(iii) Spokesperson also may terminate this Amended and Restated Agreement for Good Reason (A) in the event of any uncured material breach by the Company of its representations, warranties, covenants or obligations hereunder, following thirty (30) days advance written notice and opportunity for the Company to use good faith efforts to promptly cure any such alleged breach (if possible), (B) if John Foraker ceases to be the Company’s CEO at any time during the Term, (C) in the event of any action or inaction of the Company, its affiliates, or any of its or their respective officers, directors or senior executives which does or reasonably could be expected to materially adversely impact the reputation of Spokesperson or (D) in the event that the Company or any of its officers, directors or senior executives makes any material disparaging statement regarding Spokesperson that becomes a matter of public knowledge.

(iv) the Company may terminate Spokesperson for “Cause” upon her willful act or omission constituting: (A) fraud, embezzlement, theft, or any other criminal act or a violation of the Morals Provision of this Amended and Restated Agreement, (B) an uncured tort against the Company causing material damage to the Company or its assets, (C) Spokesperson’s uncured disclosure of confidential information of the Company to a trade competitor or (D) uncured material breach of this Amended and Restated Agreement and/or Spokesperson’s Personal Services obligations (other than as a result of incapacity due to physical or mental illness). Upon the occurrence of any underlying Cause event under clause (B), (C) or (D) above, the Company will provide thirty (30) days advance written notice and opportunity to Spokesperson to use her good faith efforts to promptly cure any such alleged breach or legal violation (if possible).

(b) Survival. The provisions of this Section 8(b), Section 9, and Section 12 shall survive the termination or expiration of this Amended and Restated Agreement.

9. Indemnification.

(a) Indemnification by the Company. The Company shall defend, indemnify and hold harmless Spokesperson and Spokesperson’s heirs, companies, officers, employees, representatives and assigns (each, an “Indemnified Party”) from and against any and all claims, liabilities, damages and costs (including, without limitation, reasonable outside attorneys fees and court costs) (each, a “Claim”) arising in connection with (i) any of Spokesperson’s lawful activities performed in good faith hereunder, (ii) any breach of the Company’s representations, warranties, covenants or agreements contained herein, (iii) any use of the NFL Rights in a manner not authorized by this Amended and Restated Agreement, (iv) the production, manufacture, marketing, sale, promotion, advertising, merchandising, distribution or use of any Product, including (A) any product liability claim, claim of personal injury, death or property damage, or any other claim relating to any defects of any kind in the Products, (B) any claim that any Product or any component thereof (and/or the design, development, production, labeling, packaging, marketing, distribution, sale, advertisement or promotion thereof) violates, infringes or misappropriates any intellectual property or other right of a third party or is defamatory or obscene and (C) any claim arising from or relating to the design, development, labeling, packaging or other exploitation of any Product, including false and unfair advertising, labeling requirements, misappropriation of third party proprietary information and unfair trade practices or (v) any similar or other claim based on strict liability, negligence or warranty (whether express or implied); provided, however, the Company shall not indemnify Spokesperson in connection with claims arising from Spokesperson’s intentionally tortious or grossly negligent conduct.

(b) Indemnification Procedures. The Indemnified Party seeking indemnification hereunder shall give reasonably prompt written notice to the Company describing in reasonable detail the nature of the Claim and the basis for the Indemnified Party’s request for indemnification hereunder; provided, however, that failure to give such notice shall not relieve the Company of its obligation to provide indemnification hereunder, except if and to the extent that the Company is actually and materially prejudiced thereby. Once the Company confirms in writing to the Indemnified Party that it is prepared to assume its indemnification obligations hereunder without reservation of any kind, the Company shall have the right to control the defense of the Claim, at its own cost and expense with counsel (identity and terms of engagement) reasonably approved by the Indemnified Party; provided, however, that the Indemnified Party shall have the right to be represented by its own counsel at its own cost in such matters.

Notwithstanding the foregoing, unless the settlement is for monetary amounts only and provides for a full release of the Indemnified Party from all known and unknown claims, the Company shall not settle or dispose of any such matter in any manner without the prior written consent of the Indemnified Party, which consent the Indemnified Party shall not unreasonably withhold, delay or condition. If the Company has not assumed its indemnification obligations hereunder within fifteen (15) days of the Indemnified Party’s delivery of its notice seeking indemnification hereunder (or withdraws from the defense of such Claim), then the Indemnified Party may defend against such matter and control the defense of such Claim at the sole cost and expense of the Company; provided, however, that the Indemnified Party shall not settle or dispose of any such matter in any manner which would require the Company to make any admission, or to take any action (except for ceasing use or distribution of the items subject to the claim and/or paying monetary damages) without the prior written consent of the Company, which shall not be unreasonably withheld, delayed or conditioned. Each party shall reasonably cooperate with the other party and its counsel in the course of the defense of any such Claim, such cooperation to include using reasonable efforts to provide or make available documents, information and witnesses, and to mitigate damages in connection with any such Claim.

10. Insurance. The Spokesperson has been added as an additional named insured or co-defendant, as applicable, to all relevant insurance policies maintained by the Company, including, without limitation, its comprehensive general commercial liability insurance, directors’ and officers’ insurance, errors and omissions insurance, and products liability insurance policies. In addition, the Company (a) has obtained and will maintain general liability, product liability and advertising media insurance coverage in an amount and on terms reasonably acceptable to both the Company and Spokesperson (or its designated representatives) and (b) has obtained and will maintain, directors’ and officers’, contingent business income, product recall, commercial property and employment practices insurance coverage.

11. Representations. The Company represents and warrants as follows: (a) it has the full right, power, capacity and authority to enter into this Amended and Restated Agreement and to agree to the terms and conditions of this Amended and Restated Agreement, (b) this Amended and Restated Agreement constitutes a valid, binding and enforceable agreement of the Company, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, and other laws applicable generally to creditor’s rights and as limited by general equitable principles, (c) the making and performance by it of this Amended and Restated Agreement does not violate any law or regulation applicable to it, its organizational documents or any other agreement to which it is a Party or by which it is bound, (d) the Company’s Products (and all aspects and elements thereof and all materials incorporated therein) are, to the Company’s knowledge, free from any claims of infringement of any person’s or entity’s proprietary or other intellectual property rights (including, without limitation, trade secret, patent, copyright and trademark rights), (e) the Company’s Products shall be developed, manufactured, distributed, advertised, marketed and promoted in compliance with all applicable laws, (f) all disclosures made by the Company in connection with, or in anticipation of, an IPO Event will be accurate in all material respects, will not contain any material omission and will be in compliance with all applicable securities laws and (g) neither the Company nor any of its sublicensees, manufacturers or suppliers will, (A) engage in discrimination based on race, religion, age, nationality, social or ethnic origin, sexual orientation, gender, political opinion or disability, (B) use corporal punishment or other abusive tactics or (C) use child, prison or slave labor.

12. Miscellaneous.

(a) Governing Law; Captions. This Amended and Restated Agreement shall be governed by, and construed in accordance with, the laws of the State of California, without reference to principles of conflict laws. The captions of this Amended and Restated Agreement are not part of the provisions hereof and shall have no force or effect.

(b) Assignment. This Amended and Restated Agreement will inure to the benefit of the Parties’ respective successors and assigns, including without limitation as to any surviving or reformed entity existing following a Change in Control event. Neither Party may assign its obligations or performance under this Amended and Restated Agreement without the informed written consent of the other Party; provided, however, the Company may assign any and all rights and interests under this Amended and Restated Agreement in connection with the sale of all or substantially all of the operations of the business and brand. Spokesperson may assign this Amended and Restated Agreement to a related entity owned and controlled by her (and through which she will perform Personal Services), subject to assignee’s consent to be bound by all terms and conditions of this Amended and Restated Agreement and the Company’s approval, not to be unreasonably withheld.

(c) Severability. The invalidity or unenforceability of any provision of this Amended and Restated Agreement or any Exhibit or Schedule hereof shall not affect the validity or enforceability of any other provision of this Amended and Restated Agreement. If any provision of this Amended and Restated Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Amended and Restated Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(d) Notices. All notices and other communications under this Amended and Restated Agreement shall be made to each Party’s designated representative(s) below via both Email and FedEx, UPS, or registered or certified U.S. Mail (or to such other contact information as either Party furnishes to the other in writing in accordance with this Section):

If to Spokesperson:

[***]

[***]

Email: [***]

and

[***]

[***]

Email: [***]

and

[***]

[***]

Email: [***]

If to the Company:

Once Upon a Farm, PBC

2111 San Pablo Avenue, Suite 2216

Berkeley, California 94702

Attn.: Chief Executive Officer

Email: [***]

and

K&L Gates LLP

One Congress Street, Suite 2900

Boston, Massachusetts 02114

Attn.: Stephen L. Palmer, Esq.

Email: [***]

(e) Confidentiality. This Amended and Restated Agreement and its material terms shall be maintained as confidential by the Parties and not disclosed to any third party without the advance written consent of the other Party, and each Party will protect and keep as confidential the other’s sensitive and/or confidential personal and/or business information. Notwithstanding the foregoing, each Party may provide this Amended and Restated Agreement and information relating thereto (i) to its or her representatives, managers, attorneys, agents, accountants, regulators, investment bankers, current or potential investors, and (in the case of Spokesperson) her immediate family members, provided that such persons agree to abide by this confidentiality provision, (ii) in connection with legal proceedings before a court or tribunal of competent jurisdiction (in which case, the Party or Parties involved in the legal proceedings shall seek to have this Amended and Restated Agreement designated as confidential and protected under seal, if possible), (iii) as required by law (including pursuant to the rules and regulations of the U.S. Securities and Exchange Commission) or in response to any regulatory or law enforcement process and/or (iv) as otherwise required and/or permitted in connection with the performance of the Parties’ duties and obligations hereunder.

(f) Dispute Resolution.

(i) Any dispute or controversy arising out of, relating to, or in connection with this Amended and Restated Agreement, the Parties’ relationship, and/or the interpretation, validity, construction, performance, breach, or termination thereof, shall be resolved in accordance with a two-step dispute resolution process administered by JAMS involving, first, mediation before a retired judge from the JAMS panel, followed, if necessary, by final and binding arbitration before the same, or if requested by either Party, another JAMS panelist. Such mediation and arbitration, if necessary, shall be held in a location mutually agreeable to the Parties (and if the Parties cannot mutually agree, then in San Francisco, California in accordance with the commercial arbitration rules of JAMS then in effect (the “Rules”)). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The arbitrator(s) will apply California law to the merits of any dispute or claim, without reference to conflict-of-law rules. The arbitration proceedings will be governed by federal arbitration law and by the Rules, without reference to state arbitration law. SPOKESPERSON HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. SPOKESPERSON UNDERSTANDS THAT BY SIGNING THIS AMENDED AND RESTATED AGREEMENT, SPOKESPERSON AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AMENDED AND RESTATED AGREEMENT (OR THE WORKING UNIT AGREEMENT), OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION HEREOF TO MEDIATION AND BINDING ARBITRATION (IN ACCORDANCE WITH THE TERMS OF THIS SECTION), AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF SPOKESPERSON’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO THE LICENSE RIGHTS GRANTED HEREUNDER.

(ii) The Parties agree that the remedies at law for any material breach or threatened material breach of this Amended and Restated Agreement, including monetary damages, are inadequate compensation for any loss and that the non-breaching Party shall be entitled to seek specific performance of this Amended and Restated Agreement. The Parties hereto waive any defense to such claim that a remedy at law would be adequate. In the event of any actual or threatened material default in, or material breach of, any of the terms hereof, the Party aggrieved thereby shall have the right to seek specific performance and injunctive or other equitable relief with respect to its rights hereunder, in addition to any remedies available at law.

(g) Integration; Amendment. This Amended and Restated Agreement represents the entire agreement and understanding between the Parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. This Amended and Restated Agreement may not be amended or modified except by a written agreement executed by the Parties or their respective successors.

(h) Authority; Representation by Counsel. Each Party to this Amended and Restated Agreement acknowledges its representation by competent and careful counsel of each Party’s own choosing in the drafting and negotiation of the terms and conditions hereof, and hereby waives any construction of this Amended and Restated Agreement construing any provision as contrary to one Party or the other’s interests based on its drafting.

(i) Counterparts. This Amended and Restated Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

(j) Independent Contractor. The Parties agree that the relationship between the Company and Spokesperson shall be that of an independent contractor and nothing contained herein shall be construed as establishing an employer/employee relationship, partnership or joint venture between them or constituting Spokesperson as the partner or agent of the Company or the Company as the partner or agent of Spokesperson for any purpose whatsoever. Spokesperson shall not have, nor shall hold herself out as having, any right, power or authority to create any contract or obligation, either express or implied, on behalf of, in the name of, or binding upon the Company, unless the Company shall consent thereto in writing. By virtue of Spokesperson’s status as an “independent contractor,” the Company hereby acknowledges and agrees that nothing in this Amended and Restated Agreement constitutes Spokesperson as an employee of the Company or entitles Spokesperson to any benefits to which employees of the Company are entitled. Similarly, by virtue of Spokesperson’s independent contractor status, the Company hereby acknowledges that Spokesperson will not be entitled to receive from the Company any benefits that may be generally available to the employees of the Company. Spokesperson will not make any claim for employee benefits, workers’ compensation, unemployment or disability benefits or disability insurance coverage against the Company in connection with this Amended and Restated Agreement.

[Signature Page to Follow]

SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have executed this Amended and Restated Agreement as of the date first written above.

BY ONCE UPON A FARM, PBC:

By:	/s/ John Foraker	June 10, 2025
	Name: John Foraker	Date
Title: Chief Executive Officer

BY [***]:

By:	/s/ Jennifer Garner	June 10, 2025
	Name: Jennifer Garner	Date

[Signature Page to A&R Master Agreement]

EXHIBIT A

Inducement

EXHIBIT B

Confidentiality Agreement